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                                                               Exhibit 17(d)(11)


CRI, Inc.
The CRI Building
11200 Rockville Pike                               Facsimile: (301) 231-0296
Rockville, Maryland 20852                          Telex: (91025000099)


                                                              NEWS RELEASE
                                                     FOR IMMEDIATE RELEASE

CONTACT:    James T. Pastore                         Susan Backman
            Pastore Communications Group             CRI
            202-546-6451                             for the CRITEF Partnerships
            fax 202-547-2764                         301-231-0231
            e-mail pastore@ix.netcom.com

              CRITEF GENERAL PARTNERS POSTPONE MEETINGS TO NOV. 8

ROCKVILLE, MD, Oct. 28, 1996 -- (AMEX: CRA, CRB, CRL) -- The General Partners of the CRITEF partnerships have postponed the meetings to approve the proposed mergers between the CRITEF partnerships and affiliates of Capital Apartment Properties, Inc. (CAPREIT) from Tue., Oct. 29 to Fri., Nov. 8, 1996 "in order to give investors more opportunity to vote their interests."

In a letter to the holders of Beneficial Assignee Certificates (BACs), the CRITEF General Partners said: "The barrage of misinformation disseminated by Dominium in its self-serving effort to block the mergers appears to have confused some BAC Holders and may have caused them to withhold their votes. Accordingly, the CRITEF Funds have not yet received the approval of a majority of the outstanding BACs."

There are two CRITEF partnerships with three series of securities that trade on the American Stock Exchange. Together, the CRITEF partnerships hold 18 tax-exempt mortgage revenue bonds used to finance multifamily housing communities in eight states. Formed by private real estate investment firm CRI, Inc. in 1986 and 1987, the partnerships began trading on the American Stock Exchange on July 1, 1993.

CAPREIT owns, develops and manages multifamily garden-style and townhome communities through the Midwest, Mid-Atlantic, Northwest and Southeast United States. CAPREIT currently owns and manages 30 properties with 8,942 housing units. CAPREIT manages an additional 39 apartment communities on behalf of third party owners.